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                                                                      EXHIBIT 99

          ENTERPRISE SOFTWARE NAMES CARY FITCHEY TO BOARD OF DIRECTORS

DETROIT--(BUSINESS WIRE)--Feb. 11, 1999--Enterprise Software, Inc. (ENSW) today announced that Cary S. Fitchey has been elected to the Company's Board of Directors.

Mr. Fitchey, 46, is Managing Partner of British Pacific Partners, which invests in potential industry consolidation opportunities and provides advisory services for companies in turnaround situations. He has served previously as a director of Enterprise Software (then known as IndeNet, Inc.), but resigned from the Board in 1997. He succeeds Thomas Baur, who resigned to make room for Mr. Fitchey on Enterprise Software's seven-member Board.

Prior to forming British Pacific Partners in June 1998, Mr. Fitchey was a partner of Dartford Partnership, which made investments in branded products in the food and beverage categories. Before joining Dartford, he was Managing Director of Triad Partners, Ltd., an advisory and investment company. He founded the firm in 1985 to provide services to corporate clients in the areas of strategic management, acquisitions, divestitures, licensing, restructuring and takeover defense related situations.

From 1983 to 1985, Mr. Fitchey was Vice President of Business Planning for PepsiCo, Inc. He also has served as a Vice President for A.T. Kearney and Strategic Planning Associates, both of which are international management consulting firms. He has an MBA from the University of Michigan and a BS from Purdue University.

Andre Blay, Chairman and Chief Executive Officer of Enterprise Software, Inc. said, "I am pleased that Cary Fitchey has rejoined our Board of Directors. As a representative of a large group of our shareholders and a former director of the Company, he has valuable insights that will be very useful to the Board as we continue our efforts to maximize value for our shareholders."

Mr. Fitchey said, "I am pleased that the Enterprise Software Board which, with my election and that of Irwin Schlass last week, now more fully represents the interests of all of the Company's shareholders. I intend to work closely with the other directors to explore ways of obtaining the best value for our shareholders."

As announced in October 1998, Enterprise has retained the international investment banking firm of Schroder & Co. Inc. to explore all available alternatives, including the possibility of a merger or sale of the Company.

Enterprise Software, Inc., a developer of mission critical software for enterprise management, is the parent company of Enterprise Systems Group, Inc. and Cable Computerized Management Systems, Inc. (CCMS), recognized leaders in innovative broadcast management software systems and integrated media support services for television stations, radio stations, cable


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networks, cable systems and other television distributors. Enterprise Software,
Inc. is also the parent company of REVIVE Technologies Incorporated, a global provider of legacy systems conversion services and technologies.

Included in this release are "forward-looking" statements based upon the Company's good faith expectations and beliefs which the Company believes are reasonable but which may differ materially from actual results, depending upon the circumstances, and there can be no assurance that the statements of expectation or belief will result or be achieved or accomplished. Taking into account the foregoing, the actual results could differ materially from those expressed in such forward-looking statements as a result of such important factors as the Company's ability to compete with high-technology competitors which may be larger, offer more services, possess greater resources and other factors described in the Company's reports on file with the Securities and Exchange Commission.



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